EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CrowdStrike Holdings, Inc. of our report dated March 23, 2020 relating to the financial statements, which appears in CrowdStrike Holdings, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2020.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 23, 2020